Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Datastream Systems, Inc.:

We consent to the use of our reports dated February 5, 2003, with respect to the consolidated balance sheets of Datastream Systems, Inc. and subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, incorporated herein by reference.

/s/ KPMG LLP

Greenville, South Carolina

July 29, 2003